Exhibit 99(b)
                          PRESS RELEASE

FOR IMMEDIATE RELEASE
MONDAY
JUNE 30, 1997

CONTACT PERSON:         STACY DUCKETT, VICE PRESIDENT
                        CORPORATE COMMUNICATIONS
                        (501) 688-8229


                  TCBY ENTERPRISES, INC. NAMES
              JIM FINK PRESIDENT OF AMERICANA FOODS

LITTLE ROCK, AR - Monday (June 30, 1997) - TCBY ENTERPRISES, INC. (NYSE:TBY) has named Jim Fink as President of Americana Foods, the Company's manufacturing facility located in Dallas, Texas. Americana Foods is a state of the art 216,000 s.f. production facility employing over 250 persons, and was recently named one of the Top 5 food processors in
the country  by  Prepared Foods       magazine.    Americana
produces all of the frozen treat items for "TCBY"(Registered) locations, "TCBY"(Registered) retail products, and co-packs proprietary products for some of the leading foodservice companies in America.

Mr. Fink will  retain his current  duties as Executive  Vice
President at TCBY Enterprises, Inc. supervising three other of the companies major divisions.

Mr. Fink obtained his Bachelor of Arts degree in Business Administration from Rhodes College in 1979 and began his career with Ernst & Young. In 1983 he began working with TCBY Enterprises, Inc. in conjunction with the Company going public. In 1989, he joined TCBY as Vice President of Accounting, later becoming Senior Vice President of Accounting. In 1994, Fink was promoted to Executive Vice President.

"Jim Fink has distinguished himself in every area of responsibility he has handled for the Company. His contributions to the growth of TCBY over the years have been significant and have positioned him well to manage his new responsibilities," said Frank D. Hickingbotham, Chairman of the Board and CEO of TCBY Enterprises, Inc. "He has been overseeing Americana Foods for the past several months and this promotion will provide permanence to that role."

TCBY Enterprises, Inc. through subsidiary companies, manufactures and sells soft serve frozen yogurt and sorbet, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

                               -30-